Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

HEDWIGS LAS VEGAS TOP TIER, LLC,

and

155 EAST TROPICANA , LLC,

April 30, 2007

TABLE OF CONTENTS

ARTICLE I	PURCHASE AND SALE	1
1.1	Purchase and Sale of Assets	1
1.2	Excluded Assets	2
1.3	Assumed Liabilities	2
1.4	Excluded Liabilities	3
1.5	Purchase Price	3
1.6	Purchase Price Payable at Closing	3
1.7	Purchase Price Payable at the End of the Lease Term	3
1.8	Purchase Price Adjustment	4
1.9	Allocation of Purchase Price; Tax Filings	4
1.10	Closing	5
1.11	Closing Obligations	5
1.12	Deferral of Transfer of Certain Assets	6
1.13	Adjustment and Prorations	6
ARTICLE II	REPRESENTATIONS AND WARRANTIES REGARDING SELLER	7
2.1	Organization and Qualification	7
2.2	Authorizations, Consents and Approvals; No Violations	7
2.3	Compliance with Laws, Generally	8
2.4	Compliance with Gaming Laws	8
2.5	Financial Statements	9
2.6	No Undisclosed Liabilities	9
2.7	Absence of Certain Changes or Events	9
2.8	Litigation	10
2.9	Labor and Employment Matters	10
2.10	Taxes	11
2.11	Real Property	11
2.12	Tangible Personal Property	13
2.13	Environmental Matters	13
2.14	Intellectual Property	14
2.15	Material Contracts	15
2.16	Affiliate Contracts	16

i

2.17	Suppliers	16
2.18	Brokers and Finders	16
2.19	Title to Personal Property	16
2.20	Capital Equipment	16
2.21	Disclosure	17
2.22	Licenses	17
2.23	Insurance	17
2.24	Inventory	18
2.25	Vehicles	18
2.26	Entire Business	18
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PURCHASER	18
3.1	Corporate Organization, Qualification, Power, Authority and Nationality	18
3.2	Consents and Approvals; No Violations	19
3.3	Brokers and Finders	19
ARTICLE IV	COVENANTS RELATING TO CONDUCT OF BUSINESS AND OTHER AGREEMENTS	19
4.1	Conduct of the Business	19
4.2	Access to Information	20
4.3	HSR Filing	20
4.4	Regulatory And Other Approvals	21
4.5	Reasonable Efforts	21
4.6	Publicity	21
4.7	Tax Matters	21
4.8	Further Assurances	22
4.9	Books and Records	22
4.10	Release of Liens; Consents; Permits	23
4.11	Amendment of Hooters License	23
4.12	Notice of Developments	23
4.13	Exclusivity	23
4.14	Consent of Noteholders	23
4.15	Additional Deposits if Closing is Deferred	23
4.16	Baggage	24

4.17	Safe Deposits	24
4.18	Valet Parking	24
4.19	Estoppel Certificates	24
4.20	Employees and Employee Benefits	24
4.21	Restructuring of Agreement	24
4.22	Failure of Condition Subsequent	25
ARTICLE V	CONDITIONS TO CONSUMMATION OF THE TRANSACTION	25
5.1	Conditions to Each Party’s Obligations to Complete the Transactions	25
5.2	Additional Conditions to the Obligation of Purchaser	25
5.3	Additional Conditions to the Obligation of Seller	27
ARTICLE VI	OBLIGATIONS AFTER CLOSING	27
6.1	Survival of Representations, Warranties and Covenants; Indemnification	27
6.2	Offset of Certain Claims	30
ARTICLE VII	TERMINATION	30
7.1	Termination	30
7.2	Effect of Termination	31
ARTICLE VIII	DEFINITIONS; INTERPRETATION; EFFECTIVENESS OF AMENDMENT	31
8.1	Definitions	31
8.2	Interpretation	42
ARTICLE IX	MISCELLANEOUS AND GENERAL	43
9.1	Payment of Expenses and Other Payments	43
9.2	Amendment	43
9.3	Waiver and Extension	43
9.4	Counterparts	43
9.5	Governing Law	43
9.6	Specific Performance	43
9.7	Submission to Jurisdiction	43
9.8	Notices	44
9.9	Entire Agreement; Assignment	45
9.10	Parties in Interest	45
9.11	Validity

9.12	Attorneys’ Fees	46
9.13	Currency	46
9.14	Captions	46
9.15	Public Announcements	46

SCHEDULE 1.2 -	Excluded Assets
SCHEDULE 1.3 -	Assumed Leases
SCHEDULE 1.5 -	Accrued Royalties
SCHEDULE 2.2 -	Authorizations, Consents and Approvals
SCHEDULE 2.3 -	Compliance with Laws, Generally
SCHEDULE 2.4 -	Compliance with Gaming Laws
SCHEDULE 2.6 -	Undisclosed Liabilities
SCHEDULE 2.7 -	Certain Changes or Events
SCHEDULE 2.8 -	Litigation
SCHEDULE 2.9 -	Labor and Employment Matters
SCHEDULE 2.11 -	Real Property
SCHEDULE 2.12 -	Permitted Liens
SCHEDULE 2.13 -	Environmental Matters
SCHEDULE 2.14 -	Intellectual Property
SCHEDULE 2.15 -	Material Contracts
SCHEDULE 2.16 -	Affiliate Contracts
SCHEDULE 2.17 -	Suppliers
SCHEDULE 2.22 -	Licenses
SCHEDULE 2.23 -	Insurance
SCHEDULE 2.25 -	Vehicles

EXHIBIT 1 -	Escrow Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of April 30, 2007 (this “Agreement”), is by and between Hedwigs Las Vegas Top Tier, LLC, a Delaware limited liability company, (“Purchaser”) and 155 East Tropicana, LLC, a Nevada limited liability company, (“Seller”).

Seller owns and operates a hotel located at 155 East Tropicana Ave. in Las Vegas Nevada (the “Hotel”), a casino located at the Hotel (the “Casino”) and various related retail operations, including restaurants, stores and other amenities (the “Other Operations”).  The Hotel, the Casino and the Other Operations are collectively referred to herein as the “Business.”  Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller substantially all of Seller’s assets and to assume certain of Seller’s liabilities.  Purchaser has deposited or will deposit in escrow the sum of $3,000,000 under the terms of the Escrow Agreement attached hereto as Exhibit 1 (the “Escrow Agreement”).  In order to provide for the lawful continuation of the operations of the Casino, Purchaser shall lease back the Casino operation to Seller as provided in a Casino Operating Lease Agreement to be negotiated and agreed upon by and between Seller and Purchaser on or before 5:00 p.m., pst, May 7, 2007 (the “Lease Agreement”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1           Purchase and Sale of Assets.  Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller all of Seller’s assets of whatever kind nature or description, other than the Excluded Assets.  The assets to be purchased by Purchaser from Seller are hereinafter referred to as the “Purchased Assets” and include, without limitation:

(a)           the Real Property;

(b)           the Assignable Licenses;

(c)           the Inventory;

(d)           the Seller Intellectual Property;

(e)           the Contract Rights;

(f)            the Equipment;

(g)           the Lease Rights;

(h)           the Insurance Rights; and

(i)            Seller’s rights in telephone numbers, domain names and other, similar items used directly in the conduct of the Business.

Seller shall convey to Purchaser all of the Purchased Assets free and clear of all Liens applicable to or suffered to exist by Seller, other than Permitted Liens; provided, however, that the Gaming Assets shall not be conveyed at Closing, shall be retained by the Seller during the term of the Lease Agreement and shall be conveyed to Purchaser or its assignee concurrently with the termination of the Lease Term.

1.2           Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, Seller shall not sell to Purchaser and Purchaser shall not purchase from Seller any of the following (the “Excluded Assets”), all defined in accordance with GAAP:

(a)           Seller’s rights under Contracts that are not Assumed Contracts or Assumed Leases;

(b)           any rights under Licenses that Seller may not lawfully transfer to Purchaser;

(c)           the Accounts;

(d)           the Cash;

(e)           the Receivables;

(f)            the Business Records (provided that Purchaser shall be entitled to receive copies thereof as reasonably necessary for its conduct of the Business);

(g)           the General Intangibles, other than those specifically enumerated in Section 1.1;

(h)           Prepaids;

(i)            Deposits;

(j)            Notes Deferred Financing Costs;

(k)           Credit Line Deferred Financing Costs; and

(l)            the assets listed in Schedule 1.2.

1.3           Assumed Liabilities.  At the Closing, Purchaser shall assume (i) the principal amount, any penalties attributable to the Transactions, and any premium (but not any accrued interest or penalty not attributable to the Transactions) under the Notes (the “Indebtedness”); (ii) the Advance Deposits; and (iii) Seller’s obligations under the Assumed Contracts and the Assumed Leases; provided, however, that Purchaser shall assume the foregoing liabilities to the extent, but only to the extent that the nature and amount of such obligations are apparent on the face of the instruments defining the Indebtedness, the Assumed Contracts or the Assumed

Leases, as the case may be, or from information provided by Seller to Purchaser in writing and acknowledged in writing by Purchaser prior to the date hereof, and provided further that all warranty liabilities and all liabilities for breaches of or defaults relating to, or any past due payment or performance obligation under, any Indebtedness, Assumed Contract or Assumed Lease prior to the Closing are not assumed and shall be the sole responsibility of Seller (the “Non-Gaming Liabilities”).

The Gaming Liabilities shall not be assumed at Closing, but shall remain the obligation of the Seller during the term of the Lease Agreement and shall be assumed by Purchaser or its assignee concurrently with the termination of the Lease Term.  The Non-Gaming Liabilities and the Gaming Liabilities are collectively referred to herein as the “Assumed Liabilities.”

1.4           Excluded Liabilities.  Except for the Assumed Liabilities, Purchaser shall not assume, by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any debts, liabilities or obligations of Seller of any kind, character or description whatsoever except as otherwise agreed to in this Agreement.  Without limiting the generality of the foregoing, Seller shall not, other than as a result of assuming the Assumed Contracts and the Notes, assume any obligation for Intercompany Liabilities.

1.5           Purchase Price.  The consideration of the sale and transfer of the Purchased Assets to Purchaser, shall consist of the Cash Purchase Price and the assumption by Purchaser of the Assumed Liabilities.  The Cash Purchase Price shall be (i) Ninety Five Million dollars ($95,000,000) plus (ii) the cash amount of the Accrued Royalty, plus (iii) any obligations under any notes executed by Seller under the Lease Agreement (including accrued interest and penalties) and shall be subject to adjustment as provided in Section 1.8.

1.6           Purchase Price Payable at Closing.  At the Closing, and subject to the terms and conditions of this Agreement, Purchaser shall, pay to Seller at the Closing in cash by wire transfer of immediately available funds to one or more accounts designated by each Seller in writing at least two (2) Business Days before the Closing Date, an amount equal to the sum of (i) eighty five million dollars ($85,000,000), plus (ii) the cash amount of the Accrued Royalty, minus (ii) the amount of the distribution to Seller pursuant to the Escrow Agreement.

1.7           Purchase Price Payable at the End of the Lease Term.  At the end of the Lease Term, Purchaser shall pay to Seller, in a manner consistent with the instructions and methodology provided in Section 1.6, the additional sum of (i) Ten Million dollars ($10,000,000), plus (ii) the amount of any outstanding loans to Seller under the Lease Agreement (including accrued interest and penalties), reduced by (iii) the amount of any Settled Claims in favor of Purchaser; provided no reduction will be made for Claims related to Seller’s obligations under the Lease Agreement including any obligations under any notes issued by Seller pursuant to the Lease Agreement.  Upon the payment of the remaining amounts owing under this Section 1.7, Seller shall convey good and marketable title to all Gaming Assets to Purchaser.

The amount paid by Purchaser to Seller pursuant to this Section 1.7 may be reduced by an amount of a Third Party Claim or such lesser amount as Purchaser and Seller reasonably agree (the “Third Party Holdback”) if and only if (a) the Third Party Claim is against both Purchaser and Seller; (b) the Third Party Claim arises from intentional misdeeds, including but not limited to intentional torts, intentional crimes or fraud; (c) the Third Party Claim is not fully covered by an insurance policy of either Seller or Purchaser; (d) the Third Party Holdback is deposited, together with an amount paid by Purchaser equal to the Third Party Holdback, in an independent escrow account pending the resolution of the Third Party Claim; (e) Seller has the right to defend itself against the Third Party Claim; and (f) the escrow terms provide that any Third Party Holdback not otherwise distributed in satisfaction of a Third Party Claim shall following the final resolution of the Third Party Claim shall be promptly distributed to Seller.  In addition, the amount paid by Purchaser to Seller pursuant to this Section 1.7 may be further reduced by the amount Purchaser reasonably anticipates expending on its defense of such Third Party Claim, provided that such amount is deposited, together with an amount equal thereto in an independent escrow account pending the resolution of the Third Party Claim (collectively the “Defense Holdback”) and further provided that the Defense Holdback shall upon the final resolution of the Third Party Claim be utilized to fund the indemnity obligations of the parties under Section 6.1(j).

The amount paid by Purchaser to Seller pursuant to this Section 1.7 may be reduced by an amount of a Direct Claim (the “Direct Holdback”) if and only if (a) the Direct Claim shall be settled by arbitration to be administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect; (b) judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; (c) at the conclusion of arbitration, the arbitrator shall issue an award in writing setting forth the basis for the award; (d) the decision of the arbitrator shall be final and conclusive, and the Purchaser and Seller waive the right to trial de novo or appeal; (e) the prevailing party shall be entitled to recover its reasonable costs and attorney’s fees; (f) the Direct Holdback is deposited in an independent escrow account pending the resolution of the Direct Claim; (g) the escrow terms provide that any Direct Holdback amount remaining in escrow following the payment to Purchaser of any arbitration award under this Section 1.7 shall be promptly distributed to Seller.

1.8           Purchase Price Adjustment.  On the day prior to the Closing Date, representatives of Purchaser and Seller shall take a physical inventory of the Inventory as of the Cutoff Time and shall determine the amount of Advance Deposits.  If the Inventory, as so determined, exceeds the amount of the Advance Deposits, Purchaser shall promptly pay the difference to Seller.   If the Inventory, as so determined, is less than the amount of the Advance Deposits, Seller shall promptly pay the difference to Purchaser.  In the event of any disagreement as to the amount of any payment required under this Section 1.8, each party shall state its position as to the amount of the required payment and the identity of the payor and payee and the matter shall be referred to an independent arbitrator selected by the parties (or if the parties cannot agree on an independent arbitrator, by a Las Vegas Court to which either party may apply for that purpose) and the decision of such arbitrator shall be final and binding on the parties.  The cost of any such arbitrator shall be borne by the party whose stated position was most different from the arbitrator’s ruling.

1.9           Allocation of Purchase Price; Tax Filings.  Within sixty (60) days of the date of this Agreement, Seller shall provide to Purchaser its proposed schedule of allocation of the Purchase Price among the Purchased Assets (the “Purchase Price Allocation”). In the event that Purchaser does not agree with Seller’s proposed Purchase Price Allocation, or any portion thereof, Purchaser and Seller shall endeavor in good faith to resolve such disagreement within thirty (30) days following the date of this Agreement. If Purchaser and Seller are unable to resolve such disagreement within such time period, then any disputed matter(s) will be finally and conclusively resolved by an independent accounting firm of recognized national standing with no existing relationship with either party that is mutually selected by Purchaser and Seller (the “Auditor”) as promptly as practicable, and such resolution(s) will be reflected on the schedule of the Purchase Price Allocation. The fees and expenses of the Auditor shall be borne equally by Purchaser and Seller. Purchaser and Seller agree to act in accordance with the Purchase Price Allocation in any relevant Tax Returns or filings, including Form 8594 and any forms or reports required to be filed pursuant to Section 1060 of the Code and applicable Treasury Regulations or any similar provisions of local, state and foreign law, and shall not take any position on any Tax Return inconsistent with such allocation unless required to do so by a final determination of a Tax Authority.

1.10         Closing.  Promptly upon execution of this Agreement, the Lease Agreement, the Assignment Agreement and the Membership Interest Purchase Agreement, Purchaser shall deposit with the escrow agent such amount as shall be required to cause its aggregate cash deposit in escrow to be $3,000,000.  Seller shall as promptly as possible notify Purchaser, and Purchaser shall as promptly as possible notify Seller, when the conditions set forth in ARTICLE V to such party’s obligations to complete the Transactions have been satisfied or waived.  Subject to Section 7.1(a)(iv), the closing of the Transactions (the “Closing”) shall take place at the offices of Kummer Kaempfer Bonner Renshaw & Ferrario on the second Business Day following the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and place as Seller and Purchaser may agree in writing.  If the Closing occurs, it shall be deemed to have occurred at the Cutoff Time.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.11         Closing Obligations.

(a)           At the Closing, Seller shall deliver, or cause to be delivered from escrow or otherwise, to Purchaser:

(i)            The Transfer Documents relating to the Purchased Assets to be transferred at Closing;

(ii)           the officer’s certificates described in Section 5.2(c); and

(iii)          certifications establishing exemption from withholding required pursuant to federal, state or local real estate withholding upon the transfer of the Purchased Assets pursuant to this Agreement or otherwise out of or in connection with the Transactions.

(b)           At the Closing, Purchaser shall deliver, or cause to be delivered from escrow or otherwise,  to Seller:

(i)            the payment called for in Section 1.6, reduced by any applicable Tax or other withholding, which shall be treated as paid to Seller for the purpose of this Agreement; and

(ii)           the Officer’s Certificate described in Section 5.3(c).

(c)           At the Closing, the parties shall each execute and deliver to the other the Lease Agreement.

1.12         Deferral of Transfer of Certain Assets.  The Gaming Assets shall not be transferred at the Closing and, instead, shall be transferred to Purchaser or its assignee at the end of the Lease Term, subject to the payment of the amounts provided in Section 1.7.

1.13         Adjustment and Prorations.  The matters and items set forth below shall be apportioned between Seller and Purchaser or, where applicable, credited in total to a particular party:

(a)           Taxes. All real and personal property taxes, special assessments and tax rebates, if any, whether payable in installments or not, and whether due and payable or not, shall be prorated as of the Cutoff Time.  If such taxes for the tax year in which the Closing occurs have not been finally determined on the Closing Date, then such taxes shall be prorated on an estimated basis using the most current information available.  When such taxes have been finally determined, the parties shall recalculate such prorations and any amount payable by Seller or Purchaser shall be paid to the other party within fifteen (15) days after such taxes are finally determined.

(b)           Room Rentals. One-half (50%) of the room rentals attributable to the night prior to the Closing Date shall be the property of Seller and the remaining one-half (50%) shall be the property of Purchaser.  Room rentals attributable to any night prior to the night prior to the Closing Date shall be the property of Seller.

(c)           Other Receipts.  All receipts of the Business (other than receipts from gaming activities managed under the Lease Agreement) shall be the property of Seller if received prior to the Cutoff Time and the property of Purchaser if received after the Cutoff Time.  Receipts from gaming activities managed under the Lease Agreement shall be the property of Seller as provided in the Lease Agreement.

(d)           Utilities.  Prior to the Closing, Seller shall notify all utility companies servicing the Property of the anticipated change in ownership of the Purchased Assets and request that all billings after the Closing be made to Purchaser.  Utility meters will be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date, with charges to that time paid by Seller and charges thereafter paid by Purchaser.  Prepaid utility charges shall be adjusted on the closing statement and paid for at Closing.  Charges for utilities which are unmetered, or the meters for which have not been read on the Closing Date, will be prorated between Purchaser and Seller as of the Closing Date based upon utility billings received after Closing.  Seller or Purchaser, as appropriate, shall, upon receipt, submit a copy of the utility billings for any such charges to the other party and such party shall pay its pro-rata share of such charges to the party requesting payment within seven (7) days from the date of any such request.  This obligation shall survive Closing.

Purchaser shall be responsible for paying, before the Closing, all deposits required by utility companies in order to continue service at the Property for periods after the Closing Date and shall take any other action and make any other payments required to assure uninterrupted availability of utilities at the Property for all periods after Closing.  Following Closing, all utility deposits made by Seller may be refunded directly to Seller by the utility company holding same.

(e)           Insurance.  Subject to the terms of this Agreement and the Lease Agreement, all of Seller’s insurance policies, including, without limitation, fire and any additional hazard insurance, may be cancelled by Seller as of the Closing Date, and any refunded premiums shall be retained by Seller.  Purchaser will be responsible for acquiring and placing its own insurance in force from and after the Closing Date.  Up to and including the date and time of Closing, Seller and its insurer(s) shall be liable for any claims for personal injury.  After Closing, Purchaser and its insurer(s) shall be responsible for any such claims arising on and after the Closing Date.  Notwithstanding anything to the contrary in this Section 1.13(e), Seller shall take and/or refrain from taking such action as may be required to maintain the Insurance Rights for the benefit of Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

REGARDING SELLER

Seller represents and warrants to Purchaser, subject to the exceptions set forth in the Disclosure Schedule attached hereto as Schedule 2 (which exceptions shall specifically identify the Section or Sections to which such exception relates) that:

2.1           Organization and Qualification.  Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of Nevada.  Seller is not required to be qualified as a foreign limited liability company in any other jurisdiction.  Seller has all requisite limited liability company power and authority and all necessary Permits to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to have such power and authority or Permits would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.  Seller has made available to Purchaser prior to the Closing complete and correct copies of the articles of organization and operating agreement of Seller as in effect as of the date hereof.  Seller does not own (wholly or partially) any subsidiary entities other than 155 East Tropicana Finance Corp.

2.2           Authorizations, Consents and Approvals; No Violations.

(a)           The execution of this Agreement and all related agreements to be executed by Seller and the consummation of the Transactions has been duly and validly approved by all required action of Seller and its members and no such approval has been revoked or rescinded.

(b)           Except (i) for the filing of notification and report forms with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the expiration or termination of any applicable waiting period thereunder, and (ii) any required approval of the Transactions by the Nevada Gaming Commission and the Clark County Gaming and Liquor Licensing Board, and no material applications, notices to, consultations with, Consents of or filings with, any Government Authority, self-regulatory authority or third party are necessary in connection with the execution and delivery of this Agreement and the consummation of the Transactions.

(c)           Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions, does or will (i) conflict with in any material respect, or result in any breach of, any provisions of the articles of organization or operating agreement of Seller; (ii) conflict with, result in or constitute a default under, any of the terms, conditions or provisions of any Material Contract to which Seller is a party or by which it is bound, except where such conflicts, results or defaults would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; (iii) conflict with, result in or constitute a default under, any of the terms, conditions or provisions of any Permit of Seller; or (iv) subject to giving the notices and obtaining the approvals referred to in Section (a) above, conflict with or violate any Order or Law applicable to Seller, or applicable to any of its properties or assets.

2.3           Compliance with Laws, Generally.  Seller is in compliance with all applicable Laws, Orders and Permits except for failures so to comply that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.  As of the date hereof Seller has not, in the last two (2) years, received any written communication from any Governmental Authority alleging that Seller is not in compliance with any applicable Law, Order or Permit that has not been resolved.

2.4           Compliance with Gaming Laws.

(a)           Section 2.4 of the Disclosure Schedule contains a correct and complete list of all Gaming Approvals and other material licenses, certifications and permits for the gaming operations conducted at the Casino (and the holder or operator thereof).

(b)           Seller and, to its Knowledge, each of its officers, members, managers, key employees and Persons performing management functions similar to the foregoing (collectively, “Seller’s Key Persons”) hold all licenses, permits, franchises, authorizations, certificates, approvals and consents, including, without limitation, all certificates of occupancy, all environmental, liquor, Gaming Approvals, health and safety licenses of all Governmental Authorities which are material to the conduct of the Business and the ownership, use, occupation and/or operation of the Gaming Assets and Casino (collectively, “Operating Permits”), each such Operating Permit is and will be in full force and effect on the Closing Date, Seller and each of Seller’s Key Persons are in compliance in all material respects with all such Operating Permits, and no event (including, without limitation, any material violation of any law, rule or regulation) has occurred which would be reasonably likely to lead to the revocation or termination of any such Operating Permit or the imposition of any restriction thereon.

(c)           Seller and, to its Knowledge, each of Seller’s Key persons, have no reason to believe that Seller will not be able to maintain in effect all Gaming Approvals and other Operating Permits necessary for the lawful conduct of its business or operations as now conducted or as planned to be conducted at the Casino, including, but not limited to, the Lease Agreement for the continued operation of the Casino by Seller.

2.5           Financial Statements.  The financial statements (the “Financial Statements”) included in Seller’s Annual Report on Form 10-K for the year ended December 31, 2006  (the “Report”) fairly present the financial condition and results of operations of Seller at the dates and for the periods indicated.

2.6           No Undisclosed Liabilities.  As of the date hereof, except as reflected, reserved or disclosed in the Financial Statements, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements (the “Balance Sheet Date”), Seller does not have any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be recognized on a balance sheet of Seller dated as of the date hereof.

2.7           Absence of Certain Changes or Events.  As of the date hereof, since the Balance Sheet Date, except as disclosed in the Reports or as a consequence of, or as contemplated by, this Agreement, Seller’s business has been conducted in the ordinary course of business and Seller has not experienced any events, developments or changes which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.  As of the date hereof, without limiting the generality of the foregoing, except as contemplated by this Agreement or disclosed in the Reports, since the Balance Sheet Date, Seller has not:

(a)           amended in any material respect, terminated, cancelled, compromised in any material respect or settled any material claim relating to Seller, other than in the ordinary course of business consistent with past practice;

(b)           sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or assets, real, personal or mixed (including leasehold interests and intangible property), owned, leased or otherwise held primarily for Seller, other than in the ordinary course of business consistent with past practice;

(c)           made, revoked or changed any material Tax election or material method of Tax accounting or settled or compromised any material liability relating to Taxes of Seller;

(d)           either (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any employee of Seller, including any increase or change pursuant to any Seller Plan, or (ii) established or increased or promised to increase any benefits under any Seller Plan; in any such case (x) except as increased, announced, changed, promised, granted or established, as the case may be, in the ordinary course of business consistent with past practice, (y) except as required by Law or (z) except ordinary course increases of Seller’s business pursuant to any collective bargaining agreement or other similar employee agreement;

(e)           other than in the ordinary course of business consistent with past practice, (i) advanced the collection of, or offered any incentives that led to the advanced collection of, any accounts receivable of Seller, (ii) materially modified the pricing practices of Seller or (iii) offered any material discounts, rebates or offsets;

(f)            made any change to its financial accounting methods, principles or practices;

(g)           become aware of any pending or threatened union organizational activity, labor dispute, strike or work stoppage affecting Seller’s business, or any charge or complaint against Seller filed with the National Labor Relations Board or any administrator of any applicable state or federal equal employment opportunity laws;

(h)           experienced any damage, destruction or loss (whether or not covered by insurance) materially affecting Seller’s assets or leased properties;

(i)            engaged in any sale, assignment, lease or other transfer of any of Seller’s properties, except in the Ordinary Course of Business;

(j)            created or assumed any mortgage, pledge or other Lien or encumbrance upon any of Seller’s assets or properties, except for Permitted Liens;

(k)           sold, assigned, transferred, abandoned or permitted to lapse any material Licenses or Permits or any portion thereof, or any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

(l)            borrowed, assumed or otherwise incurred any material liabilities except current liabilities incurred in the Ordinary Course of Business and liabilities under Contracts entered into in the Ordinary Course of Business;

(m)          made any capital expenditures or commitments therefor that exceed, in the aggregate, $1,000,000;

(n)           made any loans or advances to or guarantees for the benefit of any Persons, except for advances made to employees for expenses in the Ordinary Course of Business;

(o)           declared or made any dividends or distributions to its members or otherwise in respect of the Interests; or

(p)           agreed, whether in writing or otherwise, to take any of the actions specified in this Section 2.7 (a)
through (f).

2.8           Litigation.  Seller is not a party to any Litigation currently pending by or before any domestic or foreign federal, national, state or local court, tribunal or agency, or by or before any arbitrator, the outcome of which Litigation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.  Seller has not received written notice and is not otherwise aware of any threatened material Litigation.  Neither Seller nor any of its material assets or properties is subject to any material Order that could affect the legality, validity or enforceability of this Agreement or the consummation of the Transactions.

2.9           Labor and Employment Matters.

(a)           There is no material charge or complaint pending against Seller or, to Seller’s Knowledge, threatened before the National Labor Relations Board.  There is no material labor strike or lock-out pending or, to Seller’s Knowledge, threatened with respect to any employees.

(b)           There is no material charge, claim, or complaint pending against Seller, or to Seller’s Knowledge, threatened before the EEOC, Department of Labor, OSHA or other federal or state government agency with jurisdiction over industrial industries, wage and hour, discrimination or other employment matters.

(c)           To Seller’s Knowledge, Seller is and has been in compliance in all material respects with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and employee benefits and is not and has not been engaged in any unfair labor practice.  Since November 1, 2005 through and including the date hereof Seller has not effectuated (i) a “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in the United States affecting any site of employment or facility or operating unit within any site of employment or facility of Seller or (ii) a “plant closing” (as defined in the WARN Act) in the United States affecting any site of employment or facility of Seller.  Since November 1, 2005 through and including the date hereof, Seller has not been affected by any transaction or engaged in lay-offs or employment terminations sufficient in number to trigger the application of any plant closing Law similar to the WARN Act.

(d)           Seller is not currently liable for any material overdue payment to any trust or any governmental or administrative authority with respect to unemployment compensation benefits or social security for employees (other than routine payments to be made in the Ordinary Course of Business).

(e)           Seller is not a party or subject to any labor, union, collective bargaining or similar agreement.

2.10         Taxes.  Seller has not failed to file any Tax Return, to pay any Tax, to withhold any amount or otherwise to comply with any tax law in any manner that could cause Purchaser to have any liability for any Tax payment or penalty, could result in a Lien on any of the Purchased Assets or could result in an increase in the amount of any Assumed Liability.

2.11         Real Property.

(a)           Section 2.11 of the Disclosure Schedule contains (i) a true and correct list of each parcel of real property owned by Seller and used or held for use in connection with its business (collectively the “Real Property”), and (ii) a true and correct list of each parcel of Real Property leased by Seller (as lessor or lessee) and used or held for use in connection with its business (collectively “Real Property Leases”).

(b)           Seller has good and marketable fee simple title to the Real Property, free and clear of all Liens other than Permitted Liens.  Seller is in possession of the Real Property.  Seller has adequate rights of ingress and egress with respect to each parcel of the Real Property.  To Seller’s Knowledge, none of the Real Property, or the improvements thereto, or the use thereof, contravenes or violates any building, administrative, occupational safety and health or other applicable Law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

(c)           Seller has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties subject to the Real Property Leases described in Section 2.11 of the Disclosure Schedule actually leased by Seller as lessee for the full term thereof.  Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller and of each other Person that is a party thereto, and to Seller’s Knowledge there is no, nor has Seller received any notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.  Seller does not owe any brokerage commissions with respect to any such leased space.

(d)           To Seller’s Knowledge, Seller has delivered to Purchaser prior to the execution of this Agreement true and complete copies of (i) all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the Real Property, and (ii) all Real Property Leases (including any amendments and renewal letters) and, to the extent reasonably available, all other documents referred to in clause (i) of this paragraph (d) with respect to the Real Property subject to the Real Property Leases described in Schedule 2.11.

(e)           No tenant or other party has any right to purchase, or holds any right of first refusal to purchase, the Real Property.

(f)            To Seller’s Knowledge, none of the Real Property, or the Improvements, or the use and operation thereof, contravenes or violates any building, zoning, subdivision, land use, administrative, occupational safety and health, environmental or other applicable Law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).  Seller has not received any notice from any Governmental Authority advising Seller of (i) a violation of any such Laws (whether now existing or which will exist with the passage of time) or (ii) any action which must be taken to avoid a violation thereof.

(g)           There are no outstanding contracts made by Seller for the construction or repair of any improvements to the Real Property which have not been fully paid for.

(h)           To Seller’s Knowledge, there are no material physical defects in the Real Property.

(i)            The Real Property is zoned “H-1” and “C-2.”  The portion of the Real Property zoned “H-1” is designated by Clark County as being part of a gaming enterprise district.  Seller has obtained and maintains in full force and effect all licenses, permits, easements, and rights-of-way, including a use permit, required from all Governmental Authorities or from private parties for the use and operation of the Real Property as a restaurant, hotel and casino with all of the amenities necessary for the operation thereof and to assure vehicular and pedestrian ingress to and egress from the Real Property.

(j)            Seller has not received any notice from any insurance carrier of any defects or inadequacies in the Real Property, or in any portion thereof, which would adversely affect the insurability thereof or the cost of such insurance.

(k)           There are no pending insurance claims that are reasonably likely to have a Material Adverse Effect.

(l)            Seller is not considered to be a “foreign person” within the meaning of Section 1445(f)(3) of the Code, and Seller will furnish to Purchaser prior to the Closing, an affidavit in a form reasonably acceptable to Purchaser.

2.12         Tangible Personal Property.  As of the date hereof, Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all the tangible personal property, including all tangible personal property reflected on the balance sheet included in the Financial Statements and tangible personal property acquired since the date of such Financial Statements other than tangible personal property disposed of since such date in the Ordinary Course of Business consistent with past practice (collectively the “Tangible Personal Property”).  As of Closing, Seller shall be in possession of and has good and valid fee title to all such Tangible Personal Property.  All the Tangible Personal Property is free and clear of all Liens, other than Permitted Liens, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

2.13         Environmental Matters.  To Seller’s Knowledge, Seller has obtained all Licenses which are required under applicable Environmental Laws in connection with the conduct of its business or the construction, ownership or operation of its assets.  Each of such Licenses is in full force and effect and is held in the name of Seller.  Seller has conducted its business in compliance in all material respects with the terms and conditions of all such Licenses and with any applicable Environmental Law.  In addition, except as set forth in the Phase I Environmental Site Assessment Report dated June 22, 2004 and the Phase I Environmental Site Assessment Report dated November 8, 2006, true copies of which have been provided to Purchaser:

(a)           No Order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of Seller, threatened by any Governmental Authority with respect to any alleged failure by Seller to possess or comply with any License required under applicable Environmental Laws in connection with the conduct of its business or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Material in connection with its business, and to the Knowledge of Seller there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such Order, Environmental Claim, penalty or investigation.

(b)           To Seller’s Knowledge (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos or asbestos-containing material is or has been present, (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, and (iv) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law or otherwise Released, in the cases of clauses (i) through (iv), at, on or under any such site or facility during any period that Seller owned, operated or leased such property.

(c)           To Seller’s Knowledge, Seller has not transported or arranged for the transportation of any Hazardous Material in connection with the operation of its business to any location that is (i) listed on the NPL under CERCLA, (ii) listed for possible inclusion on the NPL by the Environmental Protection Agency in CERCLIS or on any similar state or local list or (iii) the subject of enforcement actions by federal, state or local Governmental Authorities that may lead to Environmental Claims against Seller or its business.

(d)           To Seller’s Knowledge, no Hazardous Material generated in connection with the operation of Seller’s business has been recycled, treated, stored, disposed of or Released by Seller at any location.

(e)           No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by Seller on any of the Real Property, and no federal, state or local Governmental Authority action has been taken or, to the Knowledge of Seller, is in process that could subject any such site or facility to such Liens, and Seller would not be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility in any deed to the Real Property on which such site or facility is located.

(f)            There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, Seller in relation to any site or facility now or previously owned, operated or leased by Seller on any of the Real Property which have not been delivered to Purchaser prior to the execution of this Agreement.

2.14         Intellectual Property.

(a)           Section 2.14 of the Disclosure Schedule sets forth a list of (i) all copyright registrations and copyright registration applications, domain names, trademarks (including unregistered trademarks), trademark registrations and pending applications, patents and patent applications, owned by or licensed to Seller or used by Seller within the past two years (the “Listed Seller Intellectual Property” and, together with all other Intellectual Property owned by Seller, the “Seller Intellectual Property”), and (ii) all Intellectual Property Contracts other than “click-to-accept” and similar generic licenses applicable to software generally available in the open market.

(b)           As of the date of this Agreement:

(i)            Seller owns all right, title and interest in and to Seller Intellectual Property free and clear of all claims and Liens (except Permitted Liens), and except as noted in Section 2.14 of the Disclosure Schedule, Seller has the exclusive right to use the Listed Seller Intellectual Property free and clear of any claims.

(ii)           (A) Seller is not, or will not as a result of the execution and delivery of this Agreement be, in breach of any license, sublicense or other agreement relating to the Seller Intellectual Property, (B) the execution and delivery of this Agreement will not impair the right of Seller to use, possess, sell, or license any Seller Intellectual Property, and (C) the use and transfer of the Seller Intellectual Property does not require the Consent of any other person.

(iii)          (A) The Listed Seller Intellectual Property is valid and enforceable under applicable Law and has been properly maintained in the jurisdictions noted in Section 2.14 of the Disclosure Schedule; (B) Seller is not aware of any unexpired patent or patent application which includes claims that would materially adversely affect the products or Business and; (C) Seller is not, as of the date hereof, a party to any currently pending or threatened Litigation which involves a claim of infringement of any patent, trademark, service mark, copyright or violation of any trade secret or other proprietary right of any third Person, nor has Seller received written notice of any such threatened claim, nor is Seller the subject of any Consent agreement nor a party to any settlement agreement resolving any such claim that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; (D) to Seller’s Knowledge, the marketing, licensing, sale or use of any products of Seller or operation of the Business, in the manner currently marketed, sold or licensed or used, does not infringe or misappropriate any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (E) to Seller’s Knowledge, there is no unauthorized, use, disclosure, infringement or misappropriation of any Seller Intellectual Property by any third party.

(iv)          Seller has the right to use, free and clear of any claims or rights of others, all trade secrets, inventions, detailed customer contact information, and manufacturing and confidential processes (“Trade Secrets”) required for or incident to operation of the Business or the manufacture and marketing of all products formerly or presently sold, licensed, under development or produced by it, including products licensed to others.   There are no payments required to be made by Seller for the use of such Trade Secrets, and Seller is not in any way making use of any confidential information or trade secrets of any third party.  Seller has taken commercially reasonable steps to preserve and maintain (A) the confidentiality of, and (B) Seller’s interests in, proprietary information concerning Seller.

(v)           After the Closing, no Affiliate, or current or former director, stockholder, officer or employee of Seller will own or retain any material rights to use any of the Seller Intellectual Property.

(c)           the Seller Intellectual Property constitutes all of the intellectual property that is necessary to conduct the Business immediately after Closing substantially as conducted by Seller during the six (6) month period prior to the date hereof.

2.15         Material Contracts.

(a)           As of the date hereof, Section 2.15 of the Disclosure Schedule sets forth each Material Contract of Seller of the type described below:

(i)            each Material Contract with any supplier identified in Section 2.17 of the Disclosure Schedule to which Seller is a party;

(ii)           each Material Contract to which Seller is a party with senior executives of Seller;

(iii)          all agreements evidencing indebtedness for money borrowed and all guarantees of indebtedness for borrowed money, bonds, sureties or letters of credit issued or caused to be issued by Seller;

(iv)          all Material Contracts to which Seller is a party that are reasonably expected to result in payment on the part of Seller in excess of five hundred thousand dollars

($500,000) or the provision of goods or services by Seller valued in excess of one million dollars ($1,000,000), in either case during any twelve (12) month period; and

(v)           any Intellectual Property Contract.

(b)           Each Material Contract is, in all material respects, (i) in full force and effect and is a valid and binding obligation of Seller and (ii) enforceable against Seller and the other parties thereto, in accordance with its terms (except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).  As of the date hereof, Seller is not and, to Seller’s Knowledge, no other party is, in material breach of, or material default under, any Material Contract.

(c)           Seller is not a party to or bound by any non-competition agreement or obligation which limits in any material respect the manner in which, or the localities in which, all or any material portion of Seller’s business is conducted.

2.16         Affiliate Contracts.  As of the date hereof, Section 2.16 of the Disclosure Schedule sets forth all contracts between, on the one hand, either owner of Seller or any of its Affiliates, and, on the other hand, Seller, which will be in effect from and after the Closing Date.  The contracts listed in Section 2.16 of the Disclosure Schedule are hereafter called the “Affiliate Contracts”.

2.17         Suppliers.

(a)           Listed in Section 2.17 of the Disclosure Schedule are the names of each of the ten (10) most significant suppliers (by purchase volume) to Seller in 2006.

(b)           As of the date hereof, Seller has not received any written notice from a supplier listed in Section 2.17 of the Disclosure Schedule that such supplier has refused or plans to refuse to sell to Seller on terms and conditions substantially similar to those used in its sales to Seller in 2006, subject to general and customary price increases.

2.18         Brokers and Finders.  Seller has not, directly or indirectly, employed, and is not aware that any of its Affiliates has employed, any investment banker, broker, finder or intermediary in connection with the Transactions which would be entitled to any investment banking, brokerage, finder’s, financial advisory or similar fee or commission in connection with this Agreement or the Transactions.

2.19         Title to Personal Property.  As of the Closing, Seller will have good title to, or a valid interest in, all material tangible personal property used in the conduct of the Business, free and clear of all Liens (other than Permitted Liens.)

2.20         Capital Equipment.  Except where the contrary would not be reasonably likely to have a Material Adverse Effect, Seller’s capital equipment is in all material respects (i) in good operating condition and repair (ordinary wear and tear excepted), (ii) performing satisfactorily, (iii) available for immediate use in the conduct of Seller’s business and (iv) adequate and necessary for Seller to conduct its business.  Seller has good and marketable title to all such capital equipment, free and clear of all security interests, mortgages, Liens, pledges, charges, valid claims or encumbrances of any kind or character, except Permitted Liens.

2.21         Disclosure.  Each Report included all information required by Law to be included therein.  As of their respective dates, the Reports did not contain any information that was materially false, nor did any such Report omit any information necessary to make statements in the Reports, in the context in which such statements were made, not misleading.  Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates or other items prepared or supplied to Purchaser by or on behalf of Seller pursuant to this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

2.22         Licenses.  Section 2.22 of the Disclosure Schedule contains a true and complete list of all material Licenses used or held for use in the Business (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each.  Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of all such Licenses.

(i)            Seller owns or validly holds in its name all Licenses that are material, individually or in the aggregate, to its business;

(ii)           each License is valid, binding and in full force and effect;

(iii)          Seller has not received any notice of default (or with the giving of notice or lapse of time or both, would be in default) under any License; and

(iv)          the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon Seller or any of its assets and properties under any License.

2.23         Insurance.  Section 2.23 of the Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief description of the interests insured thereby) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the Business, the employees of Seller or the assets of Seller.  Each such insurance policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and Seller has not received any notice of cancellation or termination in respect of any such policy or is in default thereunder.  Such insurance policies are placed with financially sound and reputable insurers and, in light of the nature of the business and the assets of Seller, are in amounts and have coverages that are reasonable and customary for

Persons engaged in such business and having such assets and properties.  Neither Seller nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

2.24         Inventory.  All the Inventory consists of a quality and quantity usable in the Ordinary Course of Business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items.  All items included in the Inventory are the property of Seller, free and clear of any Lien other than Permitted Liens, have not been pledged as collateral, are not held by Seller on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental Authorities.

2.25         Vehicles.  Section 2.25 of the Disclosure Schedule contains a true and complete list of all motor vehicles owned or leased by Seller and used or held for use in the conduct of its business.  Seller has good and valid title to, or has valid leasehold interests in or valid rights under contract to use, each vehicle, free and clear of all Liens other than Permitted Liens.

2.26         Entire Business.  The sale of the Purchased Assets by Seller to Purchaser pursuant to this Agreement will effectively convey to Purchaser the entire Business and all of the tangible and intangible property used by Seller (whether owned, leased or held under license by Seller, by any of Seller’s Affiliates or by others) in connection with the conduct of Seller’s business as heretofore conducted by Seller including, without limitation, all tangible assets and properties of Seller reflected in the balance sheet included in the Financial Statements and assets and properties acquired since the Financial Statements were effective in the conduct of Seller’s business.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that:

3.1           Corporate Organization, Qualification, Power, Authority and Nationality.

(a)           Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)           Purchaser has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions.  This Agreement, and the consummation by Purchaser of the Transactions, have been duly and validly authorized by the Managing Member of Purchaser, and no other corporate proceeding on the part of Purchaser is necessary to authorize this Agreement or to consummate the Transactions.  This Agreement has been duly and validly executed and delivered by Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Seller, constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)           Purchaser is not, and is not controlled by, a foreign Person.

3.2           Consents and Approvals; No Violations.

(a)           Except as set forth in Section 3.2(a) of the Disclosure Schedule, and subject to the giving of notices, the occurrence of the required consultations and obtaining the approvals referred to in Section 2.2(b), no material applications, notices to, consultations with, Consents of, or filings with, any Government Authority, self-regulatory authority or third party are necessary in connection with the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Transactions.

(b)           Neither the execution, delivery or performance of this Agreement by Purchaser, nor the consummation by Purchaser of the Transactions, does or will (i) conflict with in any material respect, or result in any material breach of any material provision of the certificate of formation or the operating agreement of Purchaser; or (ii) except as set forth in Section 3.2(a) of the Disclosure Schedule, and subject to giving the notices, the occurrence of the required consultations and obtaining the approvals referred to in Section 2.2(b), conflict with or violate any Order or Law applicable to Purchaser or any of its respective material properties or assets.

3.3           Brokers and Finders.  No investment banker, broker, finder or intermediary or other Person is or will be entitled to any investment banking, brokerage, finder’s, financial advisory or similar fee or commission from Seller in connection with this Agreement or the Transactions as a result of any arrangement made by Purchaser.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF

BUSINESS AND OTHER AGREEMENTS

4.1           Conduct of the Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date and except in the ordinary course of Seller’s business, consistent with past practice, unless Purchaser shall otherwise Consent in writing (which shall include electronic mail), which Consent shall not be unreasonably withheld, conditioned or delayed, and except as otherwise contemplated by this Agreement, Seller shall use commercially reasonable efforts to (i) carry on the Business, (ii) preserve intact Seller’s material business relationships with its customers, suppliers, distributors and others having business dealings with it, (iii) not terminate Seller’s officers or key employees, (iv) not purchase any material assets, and (v) not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any new Lien (other than Permitted Liens) upon any of, its material properties or assets, tangible or intangible, or any interest therein, (vi)  not advance the collection of, or offer any incentives that lead to the advance collection of, any accounts receivable of Seller,  (vii)  not materially modify the pricing practices of Seller, (viii)  not offer any material discounts, rebates or offsets, (ix) not sell or issue any equity interest in

Seller, (x) not amend or modify Seller’s organizational documents, (xi) not waive any material claim of Seller, (xii) not materially increase the compensation of any of Seller’s employees or materially alter the benefits of Seller’s employees except as required by Law, (xiii) not permit any material insurance policy to lapse (unless replaced by an equivalent policy), (xiv) not enter into any customer contract or amend any existing customer contract to provide for fixed prices over a period of more than one year, (xv) operate in compliance with all material Laws and the terms of the Indenture; (xvi) make no distributions to its members (other than regular distributions consistent with past practice for the purpose of funding Tax obligations of its members resulting from their ownership of Seller.)  Seller shall promptly notify Purchaser if it has taken or proposes to take or not take, as the case may be, any of the above-described actions, whether or not in the Ordinary Course of Business consistent with past practice, on the basis that it is not commercially reasonable to do otherwise.

4.2           Access to Information.

(a)           In connection with the Transactions, upon reasonable advance notice to Seller and subject to the requirements of any Laws governing access to information, Seller shall provide Purchaser and its authorized agents and representatives (“Representatives”) with reasonable access, during normal business hours and without disruption to their day-to-day business, from the date of this Agreement to the earlier of the Closing Date or termination of this Agreement, to the offices, properties, customers, suppliers, plants, other facilities and books and records pertaining to Seller and, during such period, Seller shall furnish to such Representatives all financial, operating and other data and other information concerning Seller and personnel employed by Seller as may reasonably be requested.  Any access provided pursuant to this Section 4.2(a) may, at Seller’s option, be subject to or with the participation of Seller or a designated representative of Seller.

(b)           Purchaser agrees that it will, and will cause its Representatives to, use any information obtained pursuant to this Section 4.2 only in connection with the Transactions.

(c)           The Confidentiality Agreement shall apply with respect to Information, as defined therein, furnished to Purchaser or its Representatives pursuant to this Section 4.2.

4.3           HSR Filing.  Seller and Purchaser shall, as promptly as practicable, file or cause to be filed all required notification and report forms under the HSR Act with the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) in connection with the Transactions (with a request for early termination), and will use their respective commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date; provided, however, that neither Purchaser nor Seller shall be required by any provision of this Agreement to agree to any divestiture or “hold-separate” arrangement or other condition that is not commercially reasonable in order to obtain such termination or expiration.  Seller and Purchaser will each furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filings necessary under the provisions of the HSR Act.  The parties shall promptly furnish to each other copies of all filings and correspondence relating to the Transactions with any Governmental Authority specified in this Section 4.3.

4.4           Regulatory And Other Approvals.  Purchaser will, as promptly as practicable, (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental Authorities or other Persons as Seller or such Governmental Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Seller in taking such actions as are reasonably necessary in connection with filings made with the Nevada Gaming Commission to permit the transfer of the Business to Purchaser.  Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable.

4.5           Reasonable Efforts.  Seller and Purchaser shall, as promptly as practical, use commercially reasonable efforts (unless otherwise stated herein) to satisfy the conditions to Closing set forth in ARTICLE V and consummate the Transactions.  Seller and Purchaser shall furnish to each other such information and assistance as the other may reasonably request in connection with required filings, applications and Consents, and they shall keep each other advised of the progress of making all such filings, applications and Consents.  Without limiting the generality of the foregoing, Seller and Purchaser shall cooperate and use their respective commercially reasonable efforts to cause any and all consents required under the Indenture to be received.

4.6           Publicity.  Seller and Purchaser will consult with each other and will mutually agree upon any press release or public announcement pertaining to this Agreement or the Transactions and shall not issue any such press release or public announcement prior to such consultation and agreement, except as may be required by applicable Law, contract or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or public announcement shall use its reasonable efforts to consult in good faith with the other party and give such other party a reasonable opportunity, to the extent reasonably practicable, to review and comment upon such press release or public announcement before issuing any such press release or public announcement.  Following the initial release, either party may issue, without Consent, future releases or publications that are consistent with the initial release.

4.7           Tax Matters.

(a)           Transfer Taxes.  Seller and Purchaser shall each pay when due one half of all Transfer Taxes imposed with respect to the transactions contemplated hereby and shall prepare and file all Tax Returns related to Transfer Taxes.  The parties shall execute and deliver, each to the other, any certificates or other documents reasonably necessary in order to perfect any exemption from or reduction in any Transfer taxes or to otherwise comply with any applicable reporting requirements with respect to any Transfer Taxes.

(b)           Tax Returns.  Seller shall, at its sole expense, prepare and file or cause to be prepared and filed all Tax Returns required to be filed by it with respect to the Business prior to the Closing, in each case in accordance with past custom and practice.  Not later than 10 Business days before any such Tax Return is due, Seller shall deliver a copy of the draft Tax Return to Purchaser (with copies of any relevant schedules and work papers) for Purchaser’s review and comment.

(c)           Indemnification by Seller.  Seller shall indemnify Purchaser from and against any liability for Taxes imposed on or with respect to Seller or the Assets for any taxable year or period that ends on or before the Closing Date, and with respect to any Straddle Period, for the portion of the Straddle Period ending on the Closing Date (“Pre-Closing Taxes”).  For purposes of determining what portion of Taxes arising in any Straddle Period are attributable to a Pre-Closing Tax Period, (i) in the case of Taxes that are imposed on a periodic basis (such as real property taxes), the amount of such Taxes for the entire period shall be allocated between the pre-Closing and post-Closing period based upon the number of days in each such period divided by the number of days in the Straddle Period and (ii) in the case of Taxes not described in (i) (such as Taxes that are either (A) based upon or related to income or receipts or (B) payroll and similar taxes), the amount that would be payable if the taxable year or period ended on the Closing Date; provided that, in determining such amount, exemptions, allowances, or deductions that are calculated on a periodic basis, such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in clause(i).

(d)           Tax Cooperation.  From and after the Closing Date, Seller and Purchaser shall (i) cooperate with each other in the preparation of all Tax Returns, (ii) provide (or cause to be provided) any records and other information the other so requests, (iii) provide access to, and the cooperation of its auditors, and (iv) cooperate with each other in connection with any Tax investigation, audit or other proceeding.

4.8           Further Assurances.  On and after the Closing Date, Seller and Purchaser shall use all commercially reasonable efforts to take or cause to be taken all necessary or appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the Transactions, including the execution of any additional documents or instruments of any kind (not containing additional representations and warranties) which may be reasonably necessary or appropriate to carry out any of the provisions hereof.

4.9           Books and Records.  Seller shall take such actions as may be necessary to preserve and to permit Purchaser to have access to and, at its sole expense, to copy, at reasonable times and on reasonable notice, until at least the seventh anniversary of the Closing Date, all pre-Closing Date records of Seller that would normally be maintained by a similar company employing reasonable record-preservation practices.  Notwithstanding the foregoing, any and all such records may be destroyed by Seller at any time if Seller provides Purchaser with notice if its intent to destroy such records, including a reasonably detailed description of the records to be destroyed, in which case, such records may be destroyed after the thirtieth day following such notice unless Purchaser has notified Seller that it desires to take possession of all or a portion of such records, in which event, Seller shall transfer to Purchaser the records of which Purchaser wishes to take possession.

4.10         Release of Liens; Consents; Permits.  Prior to the Closing, Seller shall:

(a)           obtain any and all Consents to the Transactions required to be obtained under agreements or Laws to which Seller is subject;

(b)           take such action as may be required to cause Purchaser to continue to have rights under all Licenses (other than Permits and Licenses relating to gaming regulations) following the Closing that Seller had immediately prior to the Closing;

(c)           obtain the release of all Liens against any of the Purchased Assets other than Permitted Liens; and

(d)           provide evidence of compliance with the provisions of this Section 4.10 to Purchaser at Closing.

4.11         Amendment of Hooters License.  Concurrently with or prior to the Closing, Seller shall cause its license agreements with Hooters licensors to have been amended to consist, in their entirety, of an assignment agreement to be negotiated and agreed upon by and between Seller and Purchaser on or before 5:00 p.m., pst, May 7, 2007 (the “Assignment Agreement”).

4.12         Notice of Developments.  Prior to the Closing, each party shall notify, as promptly as is reasonably practicable, the other party, in writing, of all material events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any material breach of a representation or warranty or covenant of such party in this Agreement or which could reasonably be expected to have the effect of making any representation or warranty of such party in this Agreement untrue or incorrect in any material respect.

4.13         Exclusivity.  Unless and until this Agreement is terminated in accordance with the provisions of ARTICLE VII, Seller will not, directly or indirectly through any representative, employee or agent, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the Interests or the assets of Seller (including any acquisition structured as a merger, consolidation, or share exchange) or authorize any person to do any of the foregoing.

4.14         Consent of Noteholders.  Seller and Purchaser shall each use all commercially reasonable efforts to cause the holders of the Notes to consent to the Transactions.  Purchaser agrees to reimburse Seller by way of a credit at closing for its reasonable out-of-pocket costs incurred at the request of Purchaser in obtaining the consent of the holders of the Notes to the Transactions or in aiding Purchaser or its agent in reacquiring the Notes.

4.15         Additional Deposits if Closing is Deferred.  If the Closing has not occurred on or before October 31, 2007 because the required Licenses and Permits have not been obtained and this Agreement has not been terminated as provided in ARTICLE VII, Purchaser may, but shall not be required to, deposit in escrow under the terms of the Escrow Agreement an additional $500,000 on the first day of each subsequent month until the Closing has occurred or this Agreement has been terminated.

4.16         Baggage.  Concurrently with the Closing, Seller shall perform the following functions for all baggage, trunks and other property that was checked and placed in the care of Seller at the Property:  (i) seal all pieces of baggage with tape:  (ii) prepare an inventory (“Inventoried Baggage”) of such items indicating the check number applicable thereto; and (iii) deliver the Inventoried Baggage to an authorized representative of Purchaser and secure a receipt for the Inventoried Baggage. Thereafter, Purchaser shall be responsible for such Inventoried Baggage.

4.17         Safe Deposits.  On or before Closing, Seller shall remove, all items stored by Seller or any of its Affiliates in safe deposit boxes located at the Property (other than Acquired Assets), and all such safe deposit boxes shall be made available for Purchaser’s use thereafter.  Safe deposit boxes in use by customers at the Property at Closing will be sealed in a reasonable manner mutually agreeable to Purchaser and Seller.  At the Closing, Purchaser and Seller shall designate in writing their initial safe deposit representatives. Representatives of both Seller and Purchaser are to be present when a seal is broken.  Seller will make a representative available within one (1) hour after Purchaser notifies Seller that the representative is required.  Purchaser shall have no responsibility for loss or theft from a safe deposit box whose seal was broken in the presence of Seller’s representative.  All safe deposit keys, combinations and records shall be delivered at Closing to Purchaser.

4.18         Valet Parking.  At Closing, Seller shall perform, the following functions for all motor vehicles that were checked and placed in the care of Seller at the Property:  (i) mark all motor vehicles with a sticker or tape; (ii) prepare an inventory of such vehicles (“Inventoried Vehicles”) indicating the check number applicable thereto; and (iii) transfer control of the Inventoried Vehicles to an authorized representative of Purchaser and secure a receipt for the Inventoried Vehicles. Thereafter, Purchaser shall be responsible for the Inventoried Vehicles.

4.19         Estoppel Certificates.  Seller shall use commercially reasonable efforts to deliver to Purchaser customary tenant estoppel certificates signed by all tenants under Real Property Leases.

4.20         Employees and Employee Benefits.  Purchaser shall offer employment to substantially all of Seller’s non-executive employees, effective as of the Closing on terms and conditions that, taken as a whole, offer substantially equivalent compensation and benefits to such employees as such employees enjoyed in connection with their employment by Seller as of the date of this Agreement, provided, however, that Purchaser may offer such employment on a probationary basis for a period of not less than 90 days from the date of such employment.

4.21         Restructuring of Agreement.  Within seven days of the date of this Agreement, Seller and Purchaser shall together prepare an agreement that shall provide for the sale of Seller’s membership interest to Purchaser (the “Memberhip Interest Purchase Agreement”), which agreement shall provide according to its terms that although executed by the parties shall not become affective unless and until October 31, 2007.   If as of October 31, 2007, (i) the Closing has not occurred due to the fact that consummating the Closing would cause an event of default under the Indenture, and (ii) such default would not exist if this Agreement were restructured as provided in the Memberhip Interest Purchase Agreement, this Agreement shall become null and void and of no further force or effect and the parties shall thereafter abide by all of the terms and conditions contained in the Memberhip Interest Purchase Agreement.

4.22         Failure of Condition Subsequent.  Notwithstanding Article VII, in the event that parties hereto fail to reach agreement and execute the Lease Agreement, the Assignment Agreement and the Memberhip Interest Purchase Agreement on or before 5:00 p.m., pst, May 7, 2007, this Agreement shall terminate and any deposit posted by Purchaser shall be refunded to Purchaser together with any interest accrued thereon and neither party shall have any further obligation to the other hereunder.

ARTICLE V

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

5.1           Conditions to Each Party’s Obligations to Complete the Transactions.  The respective obligations of each party to complete the Transactions are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           Injunction.  There shall not be in effect any Law or Order of competent jurisdiction directing that the Transactions not be consummated as provided herein; provided, however, that a party to this Agreement may not invoke this Section 5.1(a) if such party has directly or indirectly solicited or encouraged such Law or Order.

(b)           HSR Act.  The waiting period, together with any extensions thereof, under the HSR Act shall have expired or early termination thereof shall have been granted.

5.2           Additional Conditions to the Obligation of Purchaser.  The obligation of Purchaser to complete the Transactions is subject to the satisfaction at or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by Purchaser to the extent permitted by applicable Law:

(a)           Representations and Warranties.  The representations and warranties of Seller contained in Article II of this Agreement shall be true and correct at and as of the Closing Date with the same effect as though made on and as of the Closing Date (except that representations and warranties which speak as of a specified date or period of time shall be true and correct only as of such date or period of time); provided, however, that for purposes of this Section 6.2(a), all representations and warranties Seller shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material,” “materiality” or “Material Adverse Effect” qualifiers set forth therein, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

(b)           Performance.  Seller shall have performed all of its covenants and agreements under this Agreement to be performed or complied with on or prior to the Closing Date, except where the failure to so perform has not had and is not reasonably likely to have a Material Adverse Effect on Seller that is continuing and has not materially impaired the parties’ ability to consummate the Transactions as provided in this Agreement.

(c)           Certificates.  Purchaser shall have received on the Closing Date a certificate dated the Closing Date and executed by the Managing Member of each Seller certifying to the fulfillment of the conditions specified in Sections 5.2(a) and (b); provided that, in the case of conditions to have been performed by an individual Seller, such certificate shall address only the performance of the certifying Seller.

(d)           Material Adverse Effect.  Since the date of this Agreement, no change in circumstance or condition that has had a Material Adverse Effect shall have occurred and be continuing.

(e)           Approval of Noteholders.  All required consents and approvals under the Indenture shall have been obtained.

(f)            Opinion Of Counsel.  Purchaser shall have received the opinion of Kummer Kaempfer Bonner Renshaw & Ferrario, counsel to Seller dated as of the Closing Date in form and substance reasonably satisfactory to Purchaser.

(g)           Title Policies and Exceptions.

(i)            Prior to the Closing, Purchaser shall obtain an ALTA extended owner’s policy of title insurance, issued by Stewart Title Insurance Company or if such title company is unable to do so, by a title insurance company reasonably acceptable to Purchaser in its reasonable discretion (“Title Company”), insuring that Seller has fee title to the Real Property and the improvements constructed thereon, subject only to (i) the exceptions to title as shall be reasonably satisfactory to Purchaser in its discretion, (ii) liens for taxes not yet due and payable, and (iii) all standard exceptions, exclusions, conditions and stipulations from coverage for Title Company’s Extended Coverage Form ALTA owner’s Policy of Title Insurance, including any and all endorsements and affirmative coverage customary in real estate sale transactions involving the magnitude and type of the assets (including, without limitation, an ALTA 3.1 Zoning Endorsement) as Purchaser shall reasonably request (collectively the “Title Policy”).  The coverage amount of the Title Policy for the Real Property and Improvements shall be in an amount at least equal to Two Hundred and Twenty Five Million dollars.  Notwithstanding the foregoing, Purchaser shall have the right to acquire title insurance in an amount equal to the anticipated replacement cost of the Real Property and Improvements provided such increase shall in no event cause Seller’s obligation under subparagraph (ii) below to increase above $300,000.  Purchaser shall have the right to require the Title Company to obtain facultative reinsurance, with direct access provisions against the reinsurer with respect to the Title Policy in such amounts and with such title companies as Purchaser shall determine in its reasonable discretion.

(ii)           Seller shall pay up to $300,000 of the premium for the Title Policy and for all endorsements thereto, and Purchaser shall pay the balance.  Seller and Purchaser shall cooperate diligently to provide customary documents required by Title Company as condition to the issuance of the Title Policy.

(h)           Nevada Gaming Commission Approval.  Seller shall continue to have all Gaming Approvals necessary to (i) own or operate the Gaming Assets; (ii) conduct nonrestricted gaming activities at the Casino; and (iii) effect the Transactions and the Lease Agreement.

5.3           Additional Conditions to the Obligation of Seller.  The obligation of Seller to complete the Transactions is subject to the satisfaction at or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law:

(a)           Representations and Warranties.  The representations and warranties of the Purchaser contained in Article III of this Agreement shall be true and correct at and as of the Closing Date with the same effect as though made on and as of the Closing Date (except that representations and warranties which speak as of a specified date or period of time shall be true and correct only as of such date or period of time); provided, however, that for purposes of this Section 6.3(a), all representations and warranties of Purchaser shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material” or “materiality” qualifiers set forth therein, individually or in the aggregate, would be reasonably likely to have a material adverse effect on Purchaser’s ability to consummate the Transactions.

(b)           Performance.  Purchaser shall have performed in all material respects its covenants and agreements under this Agreement to be performed or complied with on or prior to the Closing Date.

(c)           Certificate.  Seller shall have received on the Closing Date a certificate dated the Closing Date and executed by the Chief Executive Officer of Purchaser certifying to the fulfillment of the conditions specified in Sections 5.3(a) and (b) hereof.

ARTICLE VI

OBLIGATIONS AFTER CLOSING

6.1           Survival of Representations, Warranties and Covenants; Indemnification.

(a)           Survival.  All representations and warranties contained in this Agreement shall survive until the third anniversary of the Closing Date, except that the representations and warranties contained in Sections 2.9, 2.10 and 2.11, which shall survive the Closing until 60 days after the expiration of the applicable statute of limitations.  All covenants and agreements which by their terms contemplate or involve actions to be taken or obligations in effect after the Closing shall survive the Closing and remain in full force and effect in accordance with their terms and the terms of this Agreement.

(b)           Indemnification by Seller.  Subject to the other provisions of this Section 6.1, from and after the Closing Date, Seller shall indemnify Purchaser from and against and in respect of any and all Losses incurred by Purchaser which may be imposed on, sustained, incurred or suffered by or assessed against Purchaser, directly or indirectly, to the extent relating to or arising out of:

(i)            any breach of any of the representations or warranties contained in Article II or in the Officer’s Certificate delivered by Seller at Closing pursuant to Section 5.2(c); or

(ii)           any failure by Seller to perform or comply with its covenants and agreements contained in this Agreement.

(c)           Indemnification by Purchaser.  Subject to the other provisions of this Section 6.1, from and after the Closing Date, Purchaser shall indemnify Seller from and against and in respect of any and all Losses incurred by Seller, directly or indirectly, to the extent relating to or arising out of:

(i)            any breach of any of the representations or warranties of Purchaser contained in Article III or in the Officer’s Certificate delivered at Closing pursuant to Section 5.3(c); or

(ii)           any failure by Purchaser to perform or comply with its covenants and agreements contained in this Agreement.

(d)           Timing of Delivery of Notice of Claim.  No party shall be liable for any Losses pursuant to Section 6.1(b) unless the party seeking such indemnification (the “Indemnified Party”) has (x) delivered the notice of Claim in respect of such Loss required by Section 6.1(h) below (y) such notice of Claim is received by from which indemnification is sought (the “Indemnifying Party”) on or prior to expiration of the applicable survival period.

(e)           Insurance Offset.  Each Loss shall be reduced by (A) the amount of any insurance proceeds received by the Indemnified Party, (B) any indemnification, contribution or other similar payment paid to the Indemnified Party by any third party with respect to such Loss and (C) any Tax refunds or credits of the Indemnified Party or any of its Affiliates attributable to such Loss.

(f)            No Duplication.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or more than one right to indemnification.

(g)           Exclusive Remedy.  From and after Closing, except for a party’s right to equitable relief for the breach of any covenant contained herein or a claim for fraud, indemnification under Sections 6.1(b)(i) shall be the sole and exclusive remedy of the parties to this Agreement, as applicable, for breach of any representation, warranty, covenant or agreement contained in this Agreement, and Seller, on the one hand and Purchaser, on the other, as applicable, shall have no other liability to the other party resulting from any such breach.

(h)           Notice of Claim.  If the Indemnified Party shall become aware of any claim, proceeding or other matter (a “Claim”), which may give rise to a Loss that will be taken into account for purposes of calculating whether the Indemnifying Party’s indemnification obligation arises pursuant to Section 6.1(b) or Section 6.1(c) above, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party.  Such notice shall specify whether the Claim arises as a result of a Claim by an unaffiliated third party against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.  If the Indemnified Party does not promptly give notice of any Claim as specified above, such failure shall not affect the Indemnified Party’s right to indemnification hereunder for Losses in connection with such Claim, except to the extent the Indemnifying Party’s rights are prejudiced by such failure.

(i)            Direct Claims.  With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have ninety (90) days to make such investigation of the Claim as it considers necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request.  If both parties agree at or prior to the expiration of such 90-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, they shall agree to apply it to the applicable deductible, or if the applicable deductible has been satisfied, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the dispute shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a Las Vegas Court.

(j)            Third Party Claims.

(i)            With respect to any Third Party Claims the Indemnifying Party shall have the right, at its expense and at its election, to assume control of the negotiation, settlement and defense of the Claim through counsel of its choice.  The election of the Indemnifying Party to assume such control shall be made within thirty (30) days of receipt of notice of the Third Party Claim, failing which the Indemnifying Party shall be deemed to have elected not to assume such control.  If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim and to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party Consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses).  If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable period of time, subject to Section 6.1(j)(ii), the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.  If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any third party with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, subject to the provisions of this Section 6.1, after demand by the Indemnified Party, reimburse the Indemnified Party for such payment.  If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the third party, pay the amount of such difference to the Indemnifying Party.

(ii)           Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim:

(1)           the Indemnifying Party shall not settle any Third Party Claim without the written Consent of the Indemnified Party, which Consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement provides solely for monetary damages or other monetary payments;

(2)           the Indemnified Party shall not, if it continues to seek indemnity from the Indemnifying Party with respect to the matter, settle any Third Party Claim without the written Consent of the Indemnifying Party, which Consent may be withheld in the Indemnifying Party’s sole discretion.

(iii)          The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and, regardless of which party has control thereof as provided for herein, shall keep each other reasonably advised with respect thereto.

(iv)          The Indemnified Party shall not take any action the purpose of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

6.2           Offset of Certain Claims.  If at the end of the Lease Term, any Claim shall be a Settled Claim, the amount thereof shall be deducted from the payment otherwise due from Purchaser to Seller as provided in Section 1.7.  If, at the end of the Lease Term, any Claim shall be a Pending Claim, the amount thereof, shall be withheld from the payment otherwise due from Purchaser to Seller as provided in Section 1.7.  Upon such Claim becoming a Settled Claim, the amount thereof shall be deducted from the payment otherwise due from Purchaser to Seller as provided in Section 1.7 and the balance, if any, of the amount so withheld shall be paid to Seller.

ARTICLE VII

TERMINATION

7.1           Termination.

(a)           This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(i)            by mutual written Consent of the Purchaser and the Seller;

(ii)           by Purchaser at any time;

(iii)          by Seller if the Closing does not occur on or before October 31, 2007 and Seller is not then in material breach of any of its representations, warranties or covenants in this Agreement; provided, however, that the date on which Seller may terminate under this Section 7.1(a)(iii) shall be extended for one month for each month in respect of which Purchaser continues to make the payments described in Section 4.15, and further provided, however, that, if, at any time prior to termination of this Agreement, Seller shall be unable to perform its obligations under the Lease Agreement,  the date on which Seller may terminate under this Section 7.1(a)(iii) shall be automatically extended without any such payment until the date on which the Lease Term would otherwise have expired.

(iv)          by Seller or Purchaser if the Closing does not occur on or before July 31, 2008; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(v)           by Seller or Purchaser if any court of competent jurisdiction or other Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order shall have become final and nonappealable.

(b)           The party desiring to terminate this Agreement pursuant to Section 8.1(a)(ii) or (iii) shall give written notice of such termination to the other party hereto.

7.2           Effect of Termination.  In the event this Agreement is terminated pursuant to this ArticleVII, the Transactions shall be abandoned, without further action by either of the parties hereto, and this Agreement shall become void and have no further force and effect, except that (a) the obligations of Purchaser set forth in the Confidentiality Agreement shall remain in effect, (b) neither party shall be relieved from any liabilities or damages arising out of a material breach of any provision of this Agreement, (c) the respective obligations of the parties set forth in Sections 4.6, 7.2, 8.1, 8.2, and ARTICLE IX shall remain in effect, and (d) as provided in the Escrow Agreement, Seller shall retain the deposit of Three Million dollars ($3,000,000) and any additional deposit made pursuant to Section 4.15 unless at the time of termination there exists a breach by Seller of any representation, warranty, covenant or other agreement in this Agreement and, as a result of such breach, either (i) Purchaser would not upon Closing, obtain title to substantially all of the Purchased Assets or (ii) the value of the Purchased Assets less the cost of all Assumed Liabilities would be reduced by Five Million dollars ($5,000,000) or more.

ARTICLE VIII

DEFINITIONS; INTERPRETATION; EFFECTIVENESS OF AMENDMENT

8.1           Definitions.  For purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounts” means all property of Seller located in bank, brokerage, securities or other similar accounts of any kind, nature or description.

“Accrued Royalty” shall mean all sums accrued and unpaid as of the Closing Date under the license agreements listed in Schedule 1.5.

“Advance Deposits” shall mean the obligations of the Business at the Cutoff Time to provide lodging for which payment has been received.

“Affiliate” of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affiliate Contracts” shall have the meaning ascribed to it in Section 2.16.

“Agreement” shall have the meaning ascribed to it in the preamble.

“Antitrust Division” shall have the meaning ascribed to it in Section 4.3.

“Assignable Licenses” shall mean all Licenses of Seller that can be assigned to Purchaser as a part of the Transactions.

“Assignment Agreement” shall have the meaning ascribed to it in Section 4.11.

“Assumed Contracts” shall mean (other than Gaming Liabilities) (i) all Material Contracts listed in Section 2.15 of the Disclosure Schedule and (ii) all other Contracts (other than Contracts involving Intercompany Receivables or Intercompany Liabilities) entered into by Seller in the Ordinary Course of Business for a term not exceeding one year in duration that (a) are not required to be listed in Section 2.15 of the Disclosure Schedule; (b) are appropriately accounted for in the Financial Statements or were entered into since the date of the most recent Financial Statements, but not including Excluded Contracts.

“Assumed Leases” shall mean all equipment, real property or other leases relating to the Hotel and Other Operations and listed in Schedule 1.3.

“Assumed Liabilities” shall have the meaning ascribed to it in Section 1.3.

“Auditor” shall have the meaning ascribed to it in Section 1.9.

 “Balance Sheet Date” shall have the meaning ascribed to it in Section 2.6.

“Business” shall have the meaning ascribed to it in the preamble.

“Business Records” shall mean the books and records of the Business, whether in electronic or hard copy form.

“Business Day” shall mean any day other than Saturday, Sunday or a day when banking institutions are closed or are not required by law or regulation to be open in the State of New York.

“Cash” shall mean all cash, checks, money orders and other cash equivalents owned by Seller other than Accounts.

“Cash Purchase Price” shall have the meaning ascribed to it in Section 1.5.

“Casino” shall have the meaning ascribed to it in the preamble.

“CERCLIS” shall mean the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. Section 300.5.

“Claim” shall have the meaning ascribed to it in Section 6.1(h).

“Closing” shall have the meaning ascribed to it in Section 1.10.

“Closing Date” shall have the meaning ascribed to it in Section 1.10.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the agreement dated on or about January 12, 2007 by and between Seller or its Affiliate and Purchaser.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by, or filing with or notification to, a Person pursuant to any Contract, Law, Order. License or Permit.

“Contracts” shall mean all contracts or other agreements, whether written or oral, to which Seller is a party or by which any of Seller’s property may be bound.

“Contract Rights” shall mean all rights accruing to Seller under Assumed Contracts.

“Credit Line” shall mean the credit line obtained by Seller from Wells Fargo Foothill, Inc.

“Credit Line Deferred Financing Costs” shall mean the costs Seller capitalized in obtaining the Credit Line.

“Cutoff Time” shall mean the 12:00 midnight next preceding the Closing.

“Deposits” shall mean any amount paid by Seller as security or in part payment to any service provider, including but not limited to utility companies.

“Direct Claim” shall have the meaning ascribed to it in Section 6.1(h).

“Direct Holdback” shall have the meaning ascribed to it in Section 1.7.

“Disclosure Schedule” shall mean the Disclosure Schedule prepared by Seller and delivered to Purchaser concurrently with the execution of this Agreement.

“Environmental Claim” shall mean, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, Governmental Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.  The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

 “Environmental Laws” shall mean all domestic and foreign, federal, national, state and local Laws, rules, Orders, regulations, ordinances, mandatory guidelines, decrees, Permits or directives relating to pollution or protection of the environment, including Laws relating to Releases of Hazardous Substances.

“Equipment” means all machinery, equipment, tools implements, furniture and furnishings, computer hardware and other electronic equipment, vehicles, storage facilities or other similar items of property (other than items included within the definition of Real Property) used in the conduct of the Business.

“Escrow Agreement” shall have the meaning ascribed to it in the preamble.

“Excluded Assets” shall mean the assets listed in Schedule 1.2.

“Excluded Contracts” shall mean Contracts listed in Schedule 1.2.

“Financial Statements” shall have the meaning ascribed to it in Section 2.5.

“FTC” shall have the meaning ascribed to it in Section 2.2(b).

“GAAP” shall mean United States generally accepted accounting principles, as applied and interpreted by Seller consistent with past practice.

“Gaming Approvals” shall mean any license, qualification, franchise, accreditation, approval, registration, permit, finding of suitability or other authorization relating to gaming, the gaming business or the operation of a casino under the Gaming Laws or required by any Gaming Authority or otherwise necessary under any Gaming Laws for the operation of gaming, the gaming business or a resort casino at the Hotel or Casino.

“Gaming Assets” shall mean all of Seller’s now owned and hereafter acquired gaming equipment, wherever located, including any and all gaming devices (as defined in NRS § 463.0155), gaming device parts, inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including, without limitation, slot machines, gaming tables, cards, dice, chips, tokens (including slot machine tokens not currently in circulation, and “reserve” chips, if any, not currently in circulation), player tracking systems, cashless wagering systems (as defined in NRS § 463.014) and associated equipment (as defined in NRS § 463.0136),  together with all improvements and/or additions thereto, mobile gaming systems (as defined in Regulation 14.010(11) under NRS Chapter 463), all contracts necessary to own or operate any of the Gaming Assets and/or to conduct gaming operations, all assignable manufacturers and other warranties applicable to the Gaming Assets, and all computer hardware and software used to operate the Gaming Assets and/or to conduct gaming operations.

“Gaming Authority” shall mean any of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other gaming regulatory body or any agency which has, or may at any time after the Closing Date have, jurisdiction over the gaming activities or the sale or distribution of liquor at the Hotel or Casino, or any successor to such authority.

“Gaming Laws” shall mean the provisions of the Nevada Gaming Control Act, codified as NRS Chapter 463, as amended from time to time, all regulations of any Gaming Authority promulgated thereunder, as amended from time to time, the provisions of the Clark County Code, as amended from time to time, and all other laws, statutes, rules, rulings, orders, ordinances, regulations and other legal requirements of any Gaming Authority.

“Gaming Liabilities” shall mean (i) all Material Contracts listed in Section 2.15 of the Disclosure Schedule relating to the gaming operations of the Casino; (ii) all other Contracts relating to the gaming operations of the Casino (other than Contracts involving Intercompany Receivables or Intercompany Liabilities) entered into by Seller in the Ordinary Course of Business for a term not exceeding one year in duration that (a) are not required to be listed in Section 2.15 of the Disclosure Schedule and (b) are appropriately accounted for in the Financial Statements or were entered into since the date of the most recent Financial Statements, but not including Excluded Contracts; and (iii) all equipment or other leases relating to the gaming operations of the Casino and listed in Schedule 1.3.

“General Intangibles” shall mean all of the rights of Seller in intangible property not otherwise included as an Asset, including, without limitation, bank and other similar accounts, telephone numbers, domain names and similar intangible property.

“Governmental Authority” shall mean any domestic or foreign agency, authority, board, judicial body, commission, legislature, instrumentality or office of any federal, national, state, county, district, municipal, city or other government unit.

“Hazardous Substances” or “Hazardous Materials” shall mean any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum and polychlorinated biphenyls.

“HSR Act” shall have the meaning ascribed to it in Section 2.2(b).

“Hotel” shall have the meaning ascribed to it in the preamble.

“Income Tax” or “Income Taxes” shall mean any and all United States or non-United States federal, national, state or local Tax based on net income, including any interest, penalties or other additions thereto.

“Indebtedness” shall have the meaning ascribed to it in Section 1.3.

“Indemnified Party” shall have the meaning ascribed to it in Section 6.1(d).

“Indemnifying Party” shall have the meaning ascribed to it in Section 6.1(d).

“Indenture” shall mean that certain Indenture, dated as of March 29, 2005, by and between Seller and The Bank of New York Trust Company, N.A. as Trustee, as amended from time to time.

“Insurance Rights” shall mean all rights of Seller in insurance policies to the extent such policies provide for indemnity against any diminution in value of any Purchased Asset based on an occurrence prior to the Cutoff Time.

“Intellectual Property” shall mean (a) all inventions and discoveries (whether patentable or unpatentable), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof, (b) all trademarks and service marks, other designations of origin and trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all know-how, trade secrets, technical information and confidential business information (whether patentable or unpatentable and whether or not reduced to practice), including, ideas, research and development, formulas, compositions, manufacturing and production processes, techniques and methods, technical data, designs, drawings, blue prints, patterns, specifications, assembly procedures, test procedures, instruction manuals, operation manuals, maintenance manuals, reliability data, quality control data, customer and supplier lists, parts lists, domain names, pricing and cost information and business and marketing plans and proposals, (e) all computer software (including data and related documentation) and (f) all other proprietary rights.

“Intellectual Property Contracts” shall mean any contract pursuant to which Seller has licensed (a) to any Person rights to any Seller Intellectual Property or (b) from any third Person rights to Intellectual Property.

“Intercompany Liabilities” shall mean liabilities of Seller to an Affiliate of Seller.

“Intercompany Receivables” shall mean all accounts receivable held by Seller which are payable to Seller by an Affiliate of Seller.

“Interests” shall have the meaning ascribed to it in the preamble.

“Inventory” shall mean all inventories of office, restaurant, bar, casino and other supplies (including all foods and alcoholic and non-alcoholic beverages), parts, packaging materials and other accessories related thereto which exist at Closing (other than Casino inventory which shall be included as it exists upon termination of the Lease Agreement) and are held at, or are in transit from or to, the locations at which Seller’s business is conducted, in each case, which are used or held for use by Seller in the conduct of its business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such inventories.

“Inventoried Baggage” shall have the meaning ascribed to it in Section 4.16.

“Inventoried Vehicles” shall have the meaning ascribed to it in Section 4.18.

“Knowledge” shall mean the actual knowledge of the officers, directors, members and general managers of Seller.

“Las Vegas Court” shall have the meaning ascribed to it in Section 9.7.

“Law” shall mean any domestic or foreign common, federal, national, state or local law, statute, ordinance, rule, regulation, and any other executive or legislative proclamation.

“Lease Agreement” shall have the meaning ascribed to it in the preamble.

“Lease Rights” shall mean all rights of Seller in Assumed Leases.

“Lease Term” shall mean the term of the lease provided for in the Lease Agreement

“License” shall mean all licenses, Permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

“Lien” shall mean any mortgage, deed of trust, pledge, security interest, attachment, right of first refusal or first offer, encumbrance, Lien or charge of any kind (including any agreement to give any of the foregoing) or right of others of any similar nature.

“Listed Seller Intellectual Property” shall have the meaning ascribed to it is Section 2.14.

“Litigation” shall mean any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any domestic or foreign federal, national, state or local court, tribunal, or agency or before any arbitrator.

“Losses” of a Person shall mean any and all actual losses, liabilities, costs and expenses (including reasonable attorneys’ fees and costs of investigation) of such Person; provided, however, that Losses shall not include (i) any cost or expense relating to any breach of representations or warranties contained in either Section 2.11(f) or Section 2.11(h) in an amount less than One Million dollars ($1,000,000) (ii) any special, indirect, punitive, incidental or consequential damages (including without limitation lost profits or loss of goodwill) of any party to this Agreement or any of its Affiliates, or (iii)  any costs or expenses of any party to this Agreement or any of its Affiliates that are related to the time spent on any indemnified matter by employees or management of such party or Affiliate; provided, further however, that with respect to Claims related to Hazardous Substances, Losses shall not include, with respect to Owned Properties, Purchaser’s claims for diminution of property value or loss of sale or leasing opportunities.

“Material Adverse Effect” shall mean any event or series of events (whether related or not) that result in an adverse change in the assets, liabilities, financial condition or results of operations of Seller, which is material to Seller, taken as a whole, other than any such effect attributable to or resulting from (i) the public announcement of the Transactions, (ii) actions taken by Seller or any of its Subsidiaries at the specific written request of Purchaser, (iii) any adverse change in general economic conditions or in conditions affecting the gaming industry generally (other than any such adverse change that has a materially, disproportionate adverse impact on Seller as compared to the impact upon the gaming industry generally), or (iv) changes resulting from earthquake, fire, flood, sabotage, accident, terrorist attack, act of war or other calamity of such character which may interfere materially with the conduct of the business and operations of Seller regardless of whether or not such loss shall have been insured.

“Material Contract” shall mean any contract or agreement to which Seller is a party that is material to Seller.

“Membership Interest Purchase Agreement” shall have the meaning ascribed to it in Seciton 4.21.

“Non-Gaming Liabilities” shall have the meaning ascribed to it in Section 1.3.

“Notes” shall have the meaning ascribed to it in the Indenture.

“Notes Deferred Financing Costs” shall the costs that Seller capitalized in issuing the Notes.

“NPL” means the National Priorities List under CERCLA.

“Operating Agreement” shall mean the Operating Agreement of Seller.

“Operating Permits” shall have the meaning ascribed to it in Section 2.4(b).

“Order” shall mean any decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any domestic or foreign federal, national, state or local or other court, arbitrator (with binding effect), tribunal, administrative agency or authority.

“Ordinary Course of Business” shall mean the ordinary course of the Business as historically conducted by Seller.

“Other Operations” shall have the meaning ascribed to it in the preamble.

“Owned Properties” shall mean all parcels of and interests in real property owned in fee by Seller together with, to the extent also owned by Seller, all buildings and other structures, facilities or improvements (including construction in process) located thereon, fixtures attached or appurtenant thereto and all easements, license, rights and appurtenances relating to the foregoing.

“Pending Claim” shall mean a Claim by Purchaser under Section 6.1(b) that has not been finally resolved.

“Permit” shall mean any domestic or foreign federal, national, state or local governmental approval, authorization, certificate, declaration, easement, filing, franchise, license, notice,

permit, variance, clearance, exemption or right to which Seller is a party or that is or may be binding upon or inure to the benefit of Seller or the Business.

“Permitted Liens” shall mean (i) liens of record securing the obligations of Seller and its subsidiary under the Notes, (ii) statutory liens for Taxes not yet due or payable or which are being contested in good faith by appropriate proceedings and identified in Section 2.12 of the Disclosure Schedule, (iii) imperfections of title, easements and zoning restrictions, if any, which, individually or in the aggregate with other such matters, do not materially detract from the value or marketability of the property subject thereto or materially interfere with the uses and purposes to which such property is currently employed or materially impair the operations of Seller and which have arisen only in the ordinary course of business and consistent with past practice, (iv) any state of facts that an accurate survey would disclose, which, individually or in the aggregate with other such matters, do not materially detract from the value or marketability of the property subject thereto or materially interfere with the uses and purposes to which such property is currently employed or materially impair the operations of Seller and which have arisen only in the ordinary course of business and consistent with past practice, (v) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (vi) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (vii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens to the extent amounts owed the lien claimant (or potential lien claimant) thereunder are included in trade or accounts payable, (viii) liens in respect of consignment arrangements securing the consigned inventory and any proceeds therefrom, (ix) liens with respect to personal property leases that secure such personal property and any proceeds therefrom, (x) purchase money liens, (xi) restrictions on transfer of securities imposed by applicable state, national and federal securities Laws and (xii) the Liens set forth in Section 2.12 of the Disclosure Schedule.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, organization or other entity.

“Prepaids” shall mean those expenses which the Seller has paid in advance of receipt of service or product and which will not be prorated at Closing under the terms of this Agreement.

“Property” shall mean the restaurant, hotel and casino located at 155 East Tropicana, Las Vegas, Nevada commonly known as the Hooters Hotel and Casino.

“Purchase Price Allocation” shall have the meaning ascribed to it in Section 1.9.

“Purchased Assets” shall have the meaning ascribed to it in Section 1.1

“Purchaser” shall have the meaning ascribed to it in the preamble.

“Real Property” shall mean all of the real property legally described in Section 2.11 of the Disclosure Schedule, together with all right, title and interest, if any, of Seller in and to all land lying in any street, alley, road or avenue, open or proposed, in front of or adjoining said land, to the center line thereof, all of the right, title and interest of Seller, if any, in and to all easements appurtenant to such real property and other easements, grants of rights, licenses, privileges or other agreements for the benefit of, belonging to or appurtenant to such real property whether or not situated on such real property, together with all of Seller’s right, title and interest, if any, in all gores, strips, tenements, hereditaments, rights, liberties, powers, privileges, and appurtenances to or to the improvements, or in any way pertaining to or to the improvements or their use, all of Seller’s right, title and interest, if any, in choses in action and claims relating to or to the improvements, and all of Seller’s right, title and interest in and to the bed of any streets, roads, and avenues open or proposed in front of or adjoining and all right, title and interest of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for the damage to said land by reason of a change of grade of any street; together with all buildings, fixtures and improvements located thereon,, structures (surface and sub-surface), parking structures other improvements of any description located on the premises, including, without limitation, the following, to the extent owned by Seller; all apparatus, equipment and appliances attached to Real Property, such as heating and air conditioning systems and facilities used to provide any utility services, parking services, refrigeration, ventilation, garbage disposal, recreation or other services thereto, and all landscaping and all rights appurtenant thereto, including water rights, if any, and all of Seller’s right, title and interest, if any, in and to minerals, oil, gas and other hydrocarbon substances on or under Real Property.

“Real Property Leases” shall have the meaning ascribed to it in Section 2.11.

“Receivables” shall mean all accounts receivable of the Business.

“Release” with respect to any Hazardous Substances, shall mean any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances into or from soil, groundwater, surface water or sediment.

“Report” shall have the meaning ascribed to it in Section 1.5.

“Representatives” shall have the meaning ascribed to it in Section 4.2(a).

“Seller” shall have the meaning ascribed to it in the preamble.

“Seller Intellectual Property” shall have the meaning ascribed to it is Section 2.14.

“Seller’s Key Persons” shall have the meaning ascribed to it in Section 2.4(b).

“Seller Plan” shall mean the benefit and compensation plans, contracts, policies or arrangements covering Seller’s employees that are (i) a “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); (ii) a “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); (iii) an incentive compensation plan; (iv) an employment, consulting, termination, retention, indemnification or severance agreement, plan or arrangement; or (v) a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1), or an “excess benefit plan” (within the meaning of Section 3(36) of ERISA) or a fringe benefit or perquisite plan, arrangement or policy; in each case, that are entered into, established by, or sponsored or maintained by or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or to which Seller or an ERISA Affiliate is party.

“Settled Claim” shall mean a Claim by Purchaser under Section 6.1(b) that has been finally resolved.

“Straddle Period” shall mean a taxable year or period beginning on or before, and ending after, the Closing Date.

“Subsidiary” shall mean any United States or foreign corporation, partnership, limited liability company, joint venture or other legal entity of which a Person, either alone or together with any other Subsidiary, owns, directly or indirectly, more than 50% of the stock or other equity interests of such corporation or other legal entity.

“Tangible Personal Property” shall have the meaning ascribed to it in Section 2.12.

“Tax” or “Taxes” shall mean any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof and the payment pursuant to any indemnity or reimbursement obligation with respect thereto, imposed by any Tax Authority, which taxes shall include, without limiting the generality of the foregoing, all Income Taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll and employee withholding taxes, gambling withholding, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

“Tax Authority” shall mean any United States or non-United States federal, national, state, provincial, county, municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Tax Return” shall mean any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, documents, claims for refund, or other written information of or with respect to any Tax which is supplied to or required to be supplied to any Tax Authority, including any attachments, amendments and supplements thereto.

“Third Party Claim” shall have the meaning ascribed to it in Section 6.1(h).

“Third Party Holdback” shall have the meaning ascribed to it in Section 1.7.

“Title Company” shall have the meaning ascribed to it in Section 5.2(g).

“Title Policy” shall have the meaning ascribed to it in Section 5.2(g).

“Trade Secrets” shall have the meaning ascribed to it in Section 2.14(b)(iv).

 “Transactions” shall mean the transactions contemplated by Section ARTICLE I of this Agreement.

“Transfer Documents” shall have mean (i) one or more grant bargain and sale deeds relating to the Real Property, (ii) such documents as may be required to convey and transfer the Seller Intellectual Property, (iii) assignments of all Contracts, Leases, Licenses and Permits to be assigned to Purchaser, (iv) title transfer documents related to all vehicles that are Purchased Assets, (i) a bill of sale relating to all Purchased Assets so transferable and (vi) such other documents and instruments as may be requested by Purchaser for the purpose of causing the transfer, assignment and conveyance of the Purchased Assets to Purchaser.

“Transfer Taxes” shall mean any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including without limitation sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

“WARN Act” shall have the meaning ascribed to it in Section 2.9(c).

8.2           Interpretation.

(a)           Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b)           The words “hereof”, “hereby”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(c)           The plural of any defined term shall have a meaning correlative to such defined term, the singular of any defined term shall have a meaning correlative to such term defined in the plural and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)           A reference to any party to this Agreement or any other agreement or document shall include such party’s permitted successors and permitted assigns.

(e)           A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

(f)            The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1           Payment of Expenses and Other Payments.  Whether or not the Transactions shall be consummated and except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing, entering into and carrying out this Agreement and the consummation of the Transactions.

9.2           Amendment.  This Agreement may be amended only by a written agreement signed by each of the parties hereto or by a waiver in accordance with Section 9.3.

9.3           Waiver and Extension.  At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) except to the extent prohibited by Law, waive compliance with any of the agreements described or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.  The failure of any party at any time or times to demand performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or the breach of any term contained in this Agreement in one or more instances shall be deemed to be a, or construed as a, further or continuing waiver of such condition or breach or of any other condition or breach.

9.4           Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one agreement.

9.5           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada, without regard to any conflict of laws principles thereof.

9.6           Specific Performance.  Seller recognizes and agrees that Purchaser’s remedies at law would be inadequate to compensate it for any failure of Seller to consummate the Transactions.  Accordingly, Seller agrees that Purchaser may seek specific performance of this Agreement and waives any right to oppose or object to such specific performance.

9.7           Submission to Jurisdiction.  Each party unconditionally and irrevocably agrees to submit to the exclusive jurisdiction of the appropriate court in Las Vegas, Nevada (a “Las Vegas Court”) for the purpose of any dispute, controversy or claim arising under or relating to this Agreement or the breach, termination or validity thereof, and for proceedings arising out of or relating to the enforcement of any agreement to arbitrate any dispute hereunder, and to the non-exclusive jurisdiction of the Las Vegas Court and to the courts of its own domicile for the enforcement of any decision of any arbitrators duly appointed under this Agreement.  Each party unconditionally and irrevocably waives any objections which they may have now or in the future to such jurisdiction, including any objections by reason of lack of personal jurisdiction, improper venue or inconvenient forum.

9.8           Notices.  Any notice, request, instruction, claim, demand or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given and received when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission and on the next Business Day when sent by email (with a confirming copy sent by overnight courier) or by Federal Express, United Parcel Service, Express Mail, or other reputable overnight courier, as follows:

(a)           If to Purchaser, to:

Hedwig Las Vegas Top Tier, LLC

2587 S. Westgate Ave.
Los Angeles, CA 90064
Attention:  Richard Bosworth
Richard@NTHAdvisory.com and HedwigsLV@yahoo.com(email)
(310) 420-6099 (telephone)
(310) 496-3132 (facsimile)

with a copy (which shall not constitute notice) to:

Stoel Rives LLP
111 Sutter Street, Suite 700
San Francisco, CA 94104
Attention:  Alexander Hamilton, Esq.
aehamilton@stoel.com (email)
(415) 617-8954 (telephone)
(415) 676-3000 (facsimile)

(b)           If to Seller to:

155 East Tropicana, LLC.
115 East Tropicana Avenue
Las Vegas, Nevada 89109
Attn:  Michael Hessling
hessling@hooterslv.com (email)
(702) 739-9000 (telephone)
(702) 739-7783(facsimile)

and

107 Hampton Road, 2nd Floor
Clearwater, FL 33759
Attn.:  Niel Keifer
Lucy.grinnell@originalhooters.com
(727) 725-2551 (telephone)
(727) 725-4717 (facsimile)

with a copy (which shall not constitute notice) to:

Kummer Kaempfer Bonner Renshaw & Ferrario
3800 Howard Hughes Parkway, 7th Floor
Las Vegas, NV 89169
Attn:  Sherwood Cook
scook@kkbrf.com (email)
(702) 792-7000 (telephone)
(702) 769-9181 (facsimile)

or to such other persons or addresses as may be designated in writing by the party to receive such notice.  Nothing in this Section 9.8 shall be deemed to constitute Consent to the manner and address for service of process in connection with any legal proceeding (including Litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable Law.

9.9           Entire Agreement; Assignment.  This Agreement (including all exhibits and schedules hereto) and the Confidentiality Agreement together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assigned or transferred by Purchaser without the prior written Consent of Seller, which Consent shall not be unreasonably withheld.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

9.10         Parties in Interest.  Except as expressly provided in Article VII relating to indemnified parties, this Agreement is not intended to confer any rights or remedies upon any Person except the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

9.11         Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

9.12         Attorneys’ Fees.  If any dispute among the parties to this Agreement results in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, all fees, costs and expenses of appeals.

9.13         Currency.  All references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars.

9.14         Captions.  The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

9.15         Public Announcements.  At all times at or before the Closing, neither Seller nor Purchaser will issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld.  If either party is unable to obtain the approval of its public report, statement or release from the other party and the party seeking such approval reasonably considers such report, statement or release to be required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof.  Seller and Purchaser will also obtain the other party’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HEDWIGS LAS VEGAS TOP TIER, LLC,
a Delaware limited liability company

By:	Hedwigs Las Vegas GP, LLC,
a Delaware limited liability company
Its Managing Member

	By:	NTH Advisory Group, LLC
a California limited liability
company
Its managing member

		By:	/s/ Richard Bosworth
Name: Richard Bosworth
Title: Managing Member

155 EAST TROPICANA, LLC
a Nevada limited liability company

	By:	/s/ Neil G. Kiefer
Name: Neil G. Kiefer
Title: Chief Executive Officer